Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference and use of our report dated March 3, 2014 on the consolidated financial statements of SB Financial Group, Inc., which appears in SB Financial Group Inc.’s Form 10-K for the year ended December 31, 2013, in SB Financial Group, Inc.’s Registration Statement on Form S-8 (SEC Registration No. 333-150911), filed May 14, 2008, pertaining to the SB Financial Group, Inc. Stock Incentive Plan.

/s/ BKD, LLP

Cincinnati, Ohio
March 3, 2014